[DSC COMMUNICATIONS LOGO]                                  NEWS RELEASE
--------------------------------------------------------------------------------
                                                           FOR IMMEDIATE RELEASE


CONTACT:      TERRY ADAMS   OR    MICHAEL HAASE
              972/519-4358        972/519-6855


                       JAMES L. DONALD PUBLICLY ANNOUNCES
                             HIS INTENTION TO RETIRE

Dallas, TX., April 3, 1998...DSC Communications Corporation Chairman, President and Chief Executive Officer, James L. Donald today publicly announced his intention to retire from the posts of president and chief executive officer. This formal announcement follows his private communication to the DSC board of directors on September 2, 1997, at which time he indicated his desire to retire, preferably by year-end 1997.

Internal and external candidates are being considered for the open positions. An executive recruitment firm has been retained. Once the search is concluded, Mr. Donald intends to become a non-employee chairman and director of the company.

Mr. Donald joined DSC in 1981 as chief operating officer. DSC was then a start-up organization with few employees and no marketable product. Subsequently, Mr. Donald was named chief executive officer and chairman of DSC. His earlier career consisted of 18 years at Texas Instruments, three years as president of Danray, Inc. and two years at Northern Telecom.

Upon arriving at DSC, Mr. Donald refocused its development efforts towards the needs of the long-distance marketplace and, in 1982, the company introduced its first


                                    -more-
product, a digital tandem long-distance switch. That same year MCI Communications, then a fledgling entrant to the long-distance market, received its first delivery of product from DSC. Since then, and largely through Mr. Donald's leadership, DSC has provided a broad portfolio of switching, access and transport solutions to long-distance, local and wireless service providers around the world.

William O. Hunt, a member of DSC's board of directors and chairman of its executive search committee, commented, "We appreciate the outstanding leadership Jim Donald has provided the company for the past 17 years. After joining DSC in 1981, Jim guided the company from a start-up, one-product operation to a $1.6 billion supplier of leading telecommunications solutions. He has led the company into many new markets with multiple strategic product offerings. These offerings have provided the company a solid base to build upon for continued growth."

Hunt added that, "I look forward to working with the rest of DSC's board members in naming a successor that will lead DSC into the next millennium."

DSC Communications Corporation (NASDAQ:DIGI) is a global provider of advanced telecommunications products, including digital switching, transmission, access and network management systems. DSC's integrated network solutions support voice, data and broadband services, such as intelligent networking, wireless and switched digital video applications. DSC had 1997 annual revenues of approximately $1.6 billion and is active in more than 60 countries worldwide. For more information about DSC and its products, please visit the company's web site at HTTP://WWW.DSCCC.COM.


                                      -end-